UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 17, 2010

ENTREMED, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-20713	58-1959440
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9640 Medical Center Drive
Rockville, Maryland

 (Address of principal executive offices)

20850

  (Zip Code)

(240) 864-2600

  (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 17, 2010, EntreMed, Inc.  (the “Company”)  received a letter from the Listing Qualifications Department  of the Nasdaq  Stock Market  indicating that the Company is currently not in compliance with the minimum $35 million minimum market value of listed securities (“MVLS”) requirement for continued  listing on The NASDAQ Capital Market under Rule 5550(b)(2).   This notification does not impact the listing of the Company’s common stock at this time and the Company’s common stock will continue to trade on the NASDAQ Capital Market under the symbol  “ENMD” during this period.

The Company has, in accordance with Nasdaq listing rules, been provided with 180 days, or until February 14, 2011, to regain compliance with the rule.  During this period, compliance will be regained if the market value of the Company's  listed securities closes at $35 million or more for a minimum  of 10 consecutive business days.

If the Company does not regain compliance with Nasdaq Rule 5550(b)(2), or satisfy one of the other continued listing requirements under Rule 5550(b) following such 180 day compliance period, the Company will be notified that its securities are subject to delisting. At that time, the Company may appeal Nasdaq's determination to delist its securities to a Hearings Panel.

The Company intends to actively monitor its MVLS and alternative continued listing requirements to regain compliance with Nasdaq listing standards. The Company may seek to raise additional capital in conjunction with clinical developments over the course of the remaining year to increase stockholders’ equity.

The Company issued a press release in connection with the foregoing matter on August 19, 2010, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release of EntreMed, Inc. dated August 19, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTREMED, INC.

/s/ Cynthia W. Hu
Name: Cynthia W. Hu
Title: Chief Operating Officer, General Counsel & Secretary

Date:  August 20, 2010

Exhibit Index

Exhibit Number	Description

99.1	Press release dated August 19, 2010